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                                                        Exhibit 99(a)(9)

TO BUSINESS EDITOR:

        Three Rivers Holding Corp. and SMT Health Services Inc. Receive Early Termination of FTC Waiting Period for Acquisition by Three Rivers of SMT

        PITTSBURGH, July 10 /PRNewswire/ -- Three Rivers Holding Corp. and SMT Health Services Inc. (Nasdaq-NMS: SHED) have announced today that they have each been notified by the Federal Trade Commission that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been granted for Three Rivers' planned acquisition of SMT.
        SMT provides diagnostic imaging services to health care providers. The company operates a fleet of 20 mobile Magnetic Resonance Imaging ("MRI") units and offers its services to customers in Pennsylvania, West Virginia, North Carolina, South Carolina, Virginia, Ohio and Kentucky.

SOURCE  SMT Health Services Inc.
        -0-                     07/10/97
        /CONTACT: David Zynn, CFO of SMT Health Services Inc., 412-933-3300, or http://www.smthealth.com, or James K. White, Managing Director of Kehoe, White, Savage & Company, 310-437-0655/
        (SHED)